[Monongahela Capital Management Letterhead]

February 25, 2013

Mr. Stacey E. Hong, President
Forum Funds
Three Canal Plaza, Suite 600
Portland, Maine 04101

RE: Expense Limitation Agreement

Dear Mr. Hong:

Rodgers Brothers, d/b/a Monongahela Capital Management (the "Adviser") agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding al taxes, interest, portfolio transaction expenses, dividends and interest expenses on short sales, acquired fund fees and expenses, proxy expesnes and extraordinary expenses) for Monongahela All Cap Value Fund (the "Fund"), a series of Forum Funds, (the "Trust"), do not exceed 0.85% through September 1, 2016.

This agreement can only be terminated or amended upon the approval of the Forum Funds Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to either of the Funds. Unless otherwise amended or terminated, this agreement will renew automatically for one-year terms unless the Adviser provides written notice of its termination to the Board at least 90 days prior to the end of the then current term.

Very Truly Yours,
Monongahela Capital Management

By: /s/Mark Rodgers
Name: Mark Rodgers
Title: President